Exhibit 99.2

  Court Dismisses Appeal of Visual Networks' Securities Class Action Litigation

Rockville, MD. - January 7, 2003 - Visual Networks, Inc. (Nasdaq: VNWK) announced today the dismissal of the pending appeal of the decision of the United States District Court for the District of Maryland, which had dismissed the consolidated securities class action complaint filed against Visual Networks and Scott Stouffer, chairman of the board and the former chief executive officer. The plaintiffs in the case had previously filed an appeal of the District Court's decision with the United States Court of Appeals for the Fourth Circuit. The plaintiffs recently decided to withdraw their appeal and filed a consent motion to have the appeal dismissed. The United States Court of Appeals for the Fourth Circuit granted the plaintiffs' motion. The Fourth Circuit's decision ends the matter.

"We are extremely pleased with the plaintiffs' decision to end their pursuit of an appeal. As we've said before, these complaints were without merit and we now have this behind us once and for all," said Peter J. Minihane, Visual Networks' interim president and chief executive officer.

The law firm of Piper Rudnick LLP represented Visual Networks and Mr. Stouffer in the lawsuit and appeal.